                                                                     EXHIBIT 5.1
                                                                      (and 23.1)


January 15, 2001


Amedisys, Inc.
11100 Mead Road, Suite 300
Baton Rouge, Louisiana  70816

         Re:      Amedisys, Inc.
                  Registration Statement on Form S-8

Gentlemen:

         In my capacity as General Counsel to Amedisys, Inc., a Delaware corporation ("Company"), I am familiar with the registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 75,000 shares ("Shares") of the Company's common stock, par value $0.001 per share, pursuant to the terms of the Company's Directors' Stock Option Plan ("Plan"). In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the By-laws of the Company, and resolutions of the Board of Directors of the Company.

         Based on the foregoing, I am of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                   Sincerely,

                                   /s/ MICHAEL D. LUTGRING

                                   Michael D. Lutgring